EXHIBIT 99.1

SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations ph: (702) 897-7150 fax: (702) 270-5161	Timothy J. Parrott, CEO Coreen Sawdon, CAO & Acting CFO ph: (702) 897-7150 fax: (702) 270-5161

Shuffle Master, Inc. Appoints New Chief Financial Officer

LAS VEGAS, Nevada, Friday, July 31, 2009 - Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) (“Shuffle Master” or the “Company”) today announced the appointment of Linster W. “Lin” Fox as Executive Vice President and Chief Financial Officer (“CFO”) reporting to the Company’s Chief Executive Officer, Timothy Parrott.  Mr. Fox’s appointment is effective August 1, 2009.

"We are extremely pleased to add an individual of Lin's caliber to our executive management team," said Parrott. "Lin brings great depth and experience to Shuffle Master with a proven track record in global manufacturing operations, driving company-wide cost containment initiatives and leading finance and accounting teams in the international high-tech public company arena.  His hiring completes our senior executive team and Shuffle Master will certainly benefit from his expertise in a number of areas."

Mr. Fox has been CFO of both public and private technology companies for the past 9 years. Most recently, Mr. Fox served as CFO of Cherokee International LLC., a publicly held international custom power electronics manufacturer in the energy sector.  At Cherokee International LLC., Mr. Fox helped establish a manufacturing facility in Shanghai, significantly improved annual cash flow through fundamental process changes and oversaw multiple key areas including worldwide cash management, treasury and all SEC financial reporting.  Prior to that, Mr. Fox spent 18 years at Anacomp, Inc., a publicly held software, equipment and services company, and the last five of those years he served as CFO.  During his tenure at Anacomp, Inc., Mr. Fox executed various strategic and financing plans, including helping to successfully integrate over 30 acquisitions.

The Company’s Chief Accounting Officer, Coreen Sawdon, who has been the interim CFO since March 2008, will be reporting to Mr. Fox.

Mr. Parrott added, "I want to express my appreciation to Corie for her significant contributions to the Company as Acting CFO over the past 17 months and we look forward to her continued support in the on-going execution of our strategic initiatives."

About Shuffle Master, Inc.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility products which includes automatic card shuffler, roulette chip sorters and intelligent table system modules, Proprietary Table Games which include live table game tournaments, Electronic Table Systems which include various e-Table game platforms and Electronic Gaming Machines which include traditional video slot machines for select markets and wireless gaming solutions. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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Forward Looking Statements

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the Company’s intellectual property or products may be infringed, misappropriated, invalid, or unenforceable, or subject to claims of infringement, invalidity or unenforceability, or insufficient to cover competitors' products; the gaming industry is highly regulated and the Company must adhere to various regulations and maintain its licenses to continue its operations; the search for and the transition to a new chief financial officer could be disruptive to the Company’s business or simply unsuccessful; the Company’s ability to implement its ongoing strategic plan successfully is subject to many factors, some of which are beyond the Company’s control; litigation may subject the Company to significant legal expenses, damages and liability; the Company’s products currently in development may not achieve commercial success; the Company competes in a single industry, and its business would suffer if its products become obsolete or demand for them decreases; any disruption in the Company’s manufacturing processes or significant increases in manufacturing costs could adversely affect its business; the Company’s gaming operations, particularly its Utility, Proprietary Table Games, Electronic Table Systems and Electronic Gaming Machines, may experience losses due to technical difficulties or fraudulent activities; the Company operates in a very competitive business environment; the Company is dependent on the success of its customers and is subject to industry fluctuations; risks that impact the Company’s customers may impact the Company; certain market risks may affect the Company’s business, results of operations and prospects; a continued downturn in general worldwide economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect the Company’s results of operations; the Company’s domestic and global growth and ability to access capital markets are subject to a number of economic risks; economic, political, legal and other risks associated with the Company’s international sales and operations could adversely affect its operating results; changes in gaming regulations or laws; the Company is exposed to foreign currency risk; the Company could face considerable business and financial risk in implementing acquisitions; if the Company’s products contain defects, its reputation could be harmed and its results of operations adversely affected; the Company may be unable to adequately comply with public reporting requirements; the Company’s continued compliance with its financial covenants in its senior secured credit facility is subject to many factors, some of which are beyond the Company’s control; the restrictive covenants in the agreement governing the Company’s senior secured credit facility may limit its ability to finance future operations or capital needs or engage in other business activities that may be in its interest; the Company’s available cash and access to additional capital may be limited by its leverage; and the Company’s business is subject to quarterly fluctuation. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K.

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